SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    The Westport Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

                  253 Riverside Avenue
                  Westport, Connecticut 06680

Telephone Number (including area code):  (203) 227-3601

Name and address of agent for service of process:

                  Edmund H. Nicklin Jr.
                  c/o Westport Advisers, LLC
                  253 Riverside Avenue
                  Westport, Connecticut 06880

Check Appropriate Box:
                  Registrant  is filing a  Registration  Statement  pursuant  to
                  Section   8(b)  of  the   Investment   Company   Act  of  1940
                  concurrently with the filing of Form N-8A:

                                    Yes [X]          No       [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the city of New York and state of New York on the 17th day of September, 1997.

                                          THE WESTPORT FUNDS


                                          By: _________________________________
                                                   Name:  Edmund H. Nicklin Jr.
                                                   Title:  President


Attest:
        -----------------------------------
        Name: Ronald H. Oliver
        Title:  Executive Vice President,
                 Secretary and Treasurer